Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

GIBRALTAR INDUSTRIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)
Equity	Common Stock, $0.01 par value per share	457 (c) and (h)	550,000	$65.3025	$35,916,375	$110.20 per $1,000,000	$3,957.98
Total Offering Amounts					$35,916,375		$3,957.98
Total Fee Offsets (3)							$0.00
Net Fee Due							$3,957.98

(1) Represents shares of common stock, par value $0.01 per share (“Common Stock”), of Gibraltar Industries, Inc. (the “Registrant”) available for issuance under the Gibraltar Industries, Inc. Amended and Restated 2018 Equity Incentive Plan. In addition, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of Common Stock that may be offered, issued or sold to prevent dilution resulting from stock splits, stock distributions or similar transactions.

(2) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) and (h) under the Securities Act, on the basis of the average high and low sale prices of one share of Common Stock as reported on the NASDAQ Global Select Market on August 1, 2023, which date is within five business days prior to the filing of this registration statement.

(3)The Registrant does not have any fee offsets.